UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No. ____9______)*



                                  COMARCO, Inc.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)



                                    20080-10-9
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all the provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G




Item 1.  (a)      Name of Issuer
                           Comarco, Inc.
                  (b)      Address of Issuer's Principal Executive Offices:
                           22800 Savi Ranch Parkway, Ste. 214
                           Yorba Linda, CA.  92887
Item 2.  (a)      Name of Person Filing:
                           Evelyn M. Evans for Comarco, Inc. Plan Administrator Comarco, Inc. Employee Saving & Retirement Plan
                  (b)      Address of Principal Business Office or,
                           if none, Residence:
                           22800 Savi Ranch Parkway, Ste. 214
                           Yorba Linda, CA.  92887
                  (c)      Citizenship:
                           Not applicable - Employee Stock Ownership Plan
                  (d)      Title of Class of Securities:
                           Common
                  (e)      CUSIP Number
                           200080 10-9

Item 3. If this is a statement filed pursuant to Rule 13-d (b) or 13 (d)-2 (b), check whether the person filing is a:
                  (a)      {   }    Broker or dealer registered under Section 15
                           of the Act.
                  (b)      {   }    Bank as defined in Section 3 (g) (6) of the
                           Act.
                  (c)      {   }    Insurance Company as defined in Section 3
                           (g) (19) of the Act.
                  (d)      {   }    Investment Company registered under Section
                           8 of the Investment Company Act.
                  (e)      {   }    Investment Adviser registered under Section
                           203 of the Investment Advisers Act of 1940.
                  (f)      {X}      Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.
                  (g)      {   }    Parent Holding company in accordance with
                           240.13d-(b)ii(G).
                  (h)      {   }  Group, in accordance with 240.13d1(b)(1)ii(H).

Item 4.  Ownership:

                  (a)     Amount beneficially owned: 193,044 Shares Common Stock
                  (b)     Percent of Class: 4.04%
                  (c)     Number of shares as to which person has.
                  (i)   Sole power to vote or to direct vote .....
                  (ii)  Shared power to vote or to direct the vote .....193,044*
                  (iii) Sole power to dispose or to direct the
                        disposition of ..... 193,044
                  (iv)  Shared power to dispose or to direct the
                        disposition of ..... 0

Item 5.  Ownership of Five Percent or Less of a Class:
                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
                  Not Applicable

Item 9.  Notice of dissolution of Group:
                  Not Applicable
------------
* Participants have the power to direct their vote of Shares allocated to their accounts. If no direction is given with respect to such shares, the Plan Administrator votes such shares in proportion to the choices made as to voted shares.


Item 10. Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                  --------------------------------------------------------
                  Signature

                  Evelyn M. Evans for Comarco, Inc.
                  Plan Administrator Employee Savings & Retirement

                  Name/Title

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CUSIP No.                200080 10-9                13G
                         -----------



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     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         COMARCO, Inc. Savings and Retirement Plan

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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) -----
                                                                   (b) -----


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     3       SEC USE ONLY




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     4       CITIZENSHIP OR PLACE OF ORGANIZATION




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                             5      SOLE VOTING POWER

      NUMBER OF
       SHARES
    BENEFICIALLY         -------------------------------------------------------
      OWNED BY               6      SHARED VOTING POWER
        EACH                                                        193,044
      REPORTING
       PERSON
        WITH             -------------------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                                                    193,044


                         -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER



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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

                                                                    193,044



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     10     CHECK BOX IF THE AGGRGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*




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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                      4.04%



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     12      TYPE OF REPORTING PERSON*




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                     *SEE INSTRUCTION BEFORE FILLING OUT!!!